EXHIBIT 11
                     MICRO WAREHOUSE, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (unaudited)

                                      Three Months Ended            Nine Months Ended
                                    September     September      September     September
                                    30, 1998      30, 1997       30, 1998      30, 1997
                                    ---------     ---------      ---------     ---------
Net income (loss)                   $ 11,863      $ (7,118)      $ 16,585      $  8,514
                                    ========      ========       ========      ========

Shares
Weighted average common shares
  outstanding                         34,816        34,550         34,695        34,432
Common equivalent shares                 775            --            386           327
                                    --------      --------       --------      --------

Weighted average common shares
  and common equivalent shares
  outstanding - Diluted               35,591        34,550         35,081        34,759
                                    ========      ========       ========      ========

Net income (loss) per share -
  Diluted                           $   0.33      $  (0.21)      $   0.47      $   0.24
                                    ========      ========       ========      ========